Exhibit 10.1
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                                              NEWS RELEASE FOR IMMEDIATE RELEASE
                                                   For More Information Contact:
                                                   Phillip Levin, Chairman & CEO
                                                 info@nviro.com   (419) 535-6374


               N-VIRO ANNOUNCES APPOINTMENT TO BOARD AND OFFICERS

Toledo, Ohio, Wednesday, December 1, 2004 - N-Viro International Corp. (OTC BB/NVIC.OB) announced the Company's Board of Directors has elected Joseph H. Scheib to serve as a Class I director, effective through the Company's next annual meeting to be held in 2005.

Mr. Scheib is a CPA and is presently employed as the Chief Financial Officer of Broad Street Software Group, Inc., Edenton, NC, and was previously Financial Operations Principal/Compliance Officer of Triangle Securities, LLC, Raleigh, NC. Mr. Scheib has been appointed to the Audit Committee, and will serve as its Chairperson and financial expert.

Chief Executive Officer Phillip Levin remarked, "We are fortunate to retain someone of Joe's background and high expertise to help the Company comply with the tougher board governance standards enacted under Sarbanes-Oxley. Since I have moved into the CEO position, we had a need to fill a seat that would require an expert on the Audit Committee. We certainly feel Joe fits the bill and we all look forward to working with him."

The Company also announced it has elected its corporate officers for the coming year. As disclosed in a Form 8-K filed November 17, 2004, the Company appointed Phillip Levin as its Chief Executive Officer, James K. McHugh as its Chief
Financial Officer and Daniel J. Haslinger as its Chief Operating Officer, all effective November 11, 2004. The Company also appointed Michael G. Nicholson as its Chief Development Officer, as disclosed in a Form 8-K filed September 9, 2004.


About  N-Viro
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N-Viro  International  Corporation  develops  and  licenses  its  technology  to municipalities and private companies. N-Viro's patented processes use lime and/or mineral-rich, combustion byproducts to treat, pasteurize, immobilize and convert wastewater sludge and other bio-organic wastes into biomineral agricultural and soil-enrichment products with real market value. More information about N-Viro International can be obtained by contacting the office or on the Internet at www.nviro.com or by e-mail inquiry to info@nviro.com.
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The  Company  cautions  that  words  used  in  this  document such as "expects,"
"anticipates," "believes" and "may," as well as similar words and expressions used herein, identify and refer to statements describing events that may or may not occur in the future. These forward-looking statements and the matters to which they refer are subject to considerable uncertainty that may cause actual results to be materially different from those described herein. For example, while the Company believes that trends in sludge treatment are moving in favor of the Company's technology, such trends may not continue or may never result in increased sales or profits to the Company because of the availability of competing processes. Additional information about these and other factors that may adversely affect these forward-looking statements are contained in the Company's reports and filings with the Securities and Exchange Commissions.

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